Exhibit 99.1

Contact:

ARYx Therapeutics, Inc.

David Nagler, 510-585-2200 ext. 211

Vice President Corporate Affairs

FOR IMMEDIATE RELEASE

ARYX REPORTS SECOND QUARTER 2008 FINANCIAL RESULTS

LATE-STAGE CARDIOVASCULAR PROGRAMS EXPECTED TO YIELD SIGNIFICANT MILESTONES OVER THE COMING QUARTERS

FREMONT, CA., August 13, 2008 – ARYx Therapeutics, Inc. (NASDAQ: ARYX) today reported results of operations and provided an update on its products for the second quarter ended June 30, 2008.

“During the second quarter of 2008, we made substantial progress in advancing our clinical and corporate programs, through the initiation of a Phase 2/3 clinical trial with our novel, oral anticoagulant, ATI-5923 and through the ongoing development of a Phase 2 clinical trial with our novel, oral anti-arrhythmic agent, ATI-2042,” said Dr. Paul Goddard, chairman and chief executive officer of ARYx.  “These two late-stage programs are our primary focus and are expected to yield significant milestones over the next few quarters.  We are actively pursuing partnering opportunities for these programs and have discussions underway.”

Company Highlights for the Second Quarter

•                  ARYx commenced a 600-patient Phase 2/3 clinical trial of its oral anticoagulant agent, ATI-5923, comparing it head-to-head against the leading agent, warfarin.  Patient enrollment in this study remains on target and should be completed by the end of the first half of 2009.  Results from this trial will be used to seek a corporate partner to bring ATI-5923 forward through to commercialization.

•                  Prior to commencement of the current Phase 2/3 clinical trial of ATI-5923, ARYx completed a 50-patient pilot study that confirmed the viability of the current study’s methodology.  In addition, the top-line efficacy results essentially matched those of an earlier Phase 2 clinical trial in 66 patients previously disclosed;

ARYx Therapeutics, Inc.

6300 Dumbarton Circle,   Fremont, CA  94555   Ph: 510-585-2200   Fax: 510-585-2202

www. aryx.com

•                  ARYx continued to advance a Phase 2 clinical trial of its oral anti-arrhythmic agent, ATI-2042 in the treatment of patients with atrial fibrillation.  Subsequent to the close of the quarter, enrollment in this study was successfully completed.  Top-line data will be available by the end of 2008 and will be used to seek a corporate partner to bring ATI-2042 forward through to commercialization;

•                  ARYx initiated a Phase 1 safety study with the Company’s novel atypical antipsychotic, ATI-9242, targeted for the treatment of schizophrenia and other psychiatric disorders.  This study will be completed later this year, and data from this trial will be used to support a Phase 1 multi-dose study to be initiated when the Company’s resources permit;

•                  ARYx reported successful results from a Thorough QT (TQT) study of its oral prokinetic agent, ATI-7505 and regained worldwide rights to the drug from Proctor & Gamble Pharmaceuticals, Inc (P&G).  ARYx plans to submit final results of the TQT study to the FDA later this year and will seek a partner to develop the program further in the future.

Results of Operations

For the second quarter of 2008, ARYx reported a net loss of $11.9 million, compared to a net loss of $7.0 million for the second quarter of 2007.

Revenue for the second quarter of 2008 was $1.1 million, compared to $1.0 million during the second quarter of 2007.  Revenue was earned pursuant to terms of a collaboration agreement which ARYx had with P&G for the development of ATI-7505.

Research and development expenses for the second quarter of 2008 were $10.0 million compared to $6.5 million for the second quarter of 2007.  The increase in expenses was primarily due to expenditures made toward the advancement of ARYx’s clinical programs and other costs related to continued investment in ARYx’s research pipeline.  Included in research and development expenses were development costs associated with ARYx’s anticoagulant product candidate, ATI-5923, which increased by $3.5 million as compared to the second quarter of 2007 primarily related to ARYx’s 600 patient Phase 2/3 clinical trial in progress and related manufacturing costs.

General and administrative expenses for the second quarter of 2008 were $2.7 million compared to $1.7 million for the second quarter of 2007.  The increase is primarily due to an increase in headcount and professional services costs in support of ARYx’s expanded operations and activities related to functioning as a public company.

As of June 30, 2008, ARYx had $47.4 million in cash, cash equivalents and short-term investments.  ARYx expects that its current financial position will fund planned operations through the first half of 2009.

Conference Call and Webcast Information

A conference call and simultaneous webcast to discuss results of the first quarter 2008 will be held on Wednesday, August 13, 2008 at 8:00 a.m. Pacific Time. The webcast will be available live via the Internet by accessing the ARYx website at www.aryx.com or through Thomson at www.earnings.com. Alternatively, the call can be accessed by dialing 866-314-4483. Participants outside of the U.S. should dial 617-213-8049.  The passcode for the call is 96886706.

Replays of the call will be available until August 27, 2008 at ARYx’s Web site or by dialing 888-286-8010 or 617-801-6888 (international), passcode 68288393.

About ARYx Therapeutics, Inc.

ARYx Therapeutics is a biopharmaceutical company focused on developing a portfolio of internally discovered products designed to eliminate known safety issues associated with well-established, commercially successful drugs. ARYx uses its RetroMetabolic Drug Design(TM) technology to design structurally unique molecules that retain the efficacy of these original drugs but are metabolized through a potentially safer pathway to avoid specific adverse side effects associated with these compounds. ARYx currently has four products in clinical trials: an oral anticoagulant agent for patients at risk for the formation of dangerous blood clots, ATI-5923; an oral anti-arrhythmic agent for the treatment of atrial fibrillation, ATI-2042; a prokinetic agent for the treatment of various gastrointestinal disorders, ATI-7505; and, an agent for the treatment of schizophrenia and other psychiatric disorders, ATI-9242. Please visit our web site at www.aryx.com for additional information.

Forward-looking Statements

This press release contains forward-looking statements, including, without limitation, statements related to the timing and availability of our clinical results, the potential safety and efficacy and commercial potential of our product candidates, the initiation of new clinical trials, the completion of preclinical work, the ability of preclinical packages to lead to further clinical trials and the ability to find partners to help advance our product candidates through clinical development. Words such as “expected,” “expects,” “will,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon ARYx’s current expectations. Forward-looking statements involve risks and uncertainties. ARYx’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the risk that collaborative arrangements will likely place the development of our product candidates outside of our control, the risk that we depend on collaborative arrangements to complete the development and commercialization of each of our product candidates and we may have to alter our development and commercialization plans if collaborative relationships are not established for ATI-7505, ATI-5923 and ATI-2042, the risk that our product candidates may not demonstrate safety and efficacy or lead to regulatory approval, the risk that we will need substantial additional funding and may be unable to raise additional capital when needed which would force us to delay, reduce or eliminate product development programs, the risk that any failure or delay in commencing or completing clinical trials for our product candidates could severely harm our business, and the risk that third party manufacturers could delay or prevent the clinical development of our product candidates. These and other risk factors are discussed under “Risk Factors” and elsewhere in ARYx’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and other filings with the Securities and Exchange Commission. ARYx expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

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ARYx Therapeutics, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)	(note A)
ASSETS
Current assets:
Cash and cash equivalents	$34,536	$55,476
Marketable securities	12,877	7,640
Other current assets	2,306	1,783
Total current assets	49,719	64,899
Property and equipment, net	3,687	3,655
Other assets	1,469	1,071
Total assets	$54,875	$69,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current liabilities	$5,994	$6,008
Current portion of long-term borrowings	5,631	3,536
Current portion of deferred revenue	17,544	3,913
Total current liabilities	29,169	13,457
Long-term borrowings	8,838	3,444
Deferred revenue	—	15,584
Other non-current liabilities	1,617	1,793
Stockholders’ equity:
Common stock	18	18
Additional paid-in capital and other	159,356	158,053
Accumulated deficit	(144,123)	(122,724)
Total stockholders’ equity	15,251	35,347
Total liabilities and stockholders’ equity	$54,875	$69,625

Note A: The balance sheet has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statement presentation.

Condensed Consolidated Statements of Operations

(in thousands, except per share amount)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
	(unaudited)
Revenue:
Collaboration services	$164	$22	$232	$186
Technology license fees	974	974	1,948	1,948
Total revenue	1,138	996	2,180	2,134

Costs and expenses:
Cost of collaboration service revenue	164	22	232	186
Research and development	10,045	6,499	17,645	11,016
Selling, general and administrative	2,664	1,727	5,596	3,624
Total costs and expenses	12,873	8,248	23,473	14,826
Loss from operations	(11,735)	(7,252)	(21,293)	(12,692)

Interest and other income, net	308	543	857	1,179
Interest expense	(469)	(311)	(963)	(643)
Net loss	$(11,896)	$(7,020)	$(21,399)	$(12,156)

Basic and diluted net loss per share	$(0.67)	$(6.50)	$(1.21)	$(11.41)

Weighted average shares used to compute basic and diluted net loss per share	17,641	1,080	17,636	1,065